EXHIBIT 4.1


                          CERTIFICATE OF INCREASE

                                    OF

                         SERIES A PREFERRED STOCK

                                    OF

                 TALLEY MANUFACTURING AND TECHNOLOGY, INC.

                    (Pursuant to Section 151(g) of the
                     Delaware General Corporation Law)


     Talley Manufacturing and Technology, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware

(the "Corporation") does hereby certify:

          FIRST:    In a Certificate of Designation filed with
     the Secretary of State of the State of Delaware on October 18, 1993, pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Corporation was authorized to issue twenty (20) shares of Series A Preferred Stock, as a series of the Corporation's authorized Preferred Stock, par value $1.00 per share;

          SECOND:   The board of directors of the Corporation
     by resolution adopted as of September 12, 1996, duly authorized and directed that the number of authorized shares of the Corporation's Series A Preferred Stock be increased to one hundred (100) shares.

     In witness whereof, the Corporation has caused this Certificate to be signed by its duly authorized officer as of the 12th day of September, 1996.


                         TALLEY MANUFACTURING AND
                         TECHNOLOGY, INC.


                         By:     Mark S. Dickerson
                                 ---------------------------------
                         Name:   Mark S. Dickerson
                         Title:  Secretary